**

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

(Amendment No. 1)*

Under the Securities Exchange Act of 1934

Laureate Education, Inc.

(Name of Issuer)

Class A Common Stock, $0.001 par value per share

(Title of Class of Securities)

518613203

(CUSIP Number)

September 21, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-06)

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AESI II, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 53,842 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 53,842 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,842 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo European Strategic Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 53,842 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 53,842 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,842 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo European Strategic Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 53,842 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 53,842 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,842 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Centre Street Partnership, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 149,145 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 149,145 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 149,145 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Centre Street Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 149,145 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 149,145 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 149,145 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.2%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Zeus Investments, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,305 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,305 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,305 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Zeus Strategic Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,305 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,305 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,305 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Zeus Strategic Advisors, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,305 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,305 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,305 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). APH Holdings (DC), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,305 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,305 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,305 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings IV GP, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,305 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,305 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,305 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Opportunity Trading Fund III

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 678,264 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 678,264 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 678,264 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.7%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Opportunity Fund III LP

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 678,264 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 678,264 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 678,264 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.7%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Opportunity Fund (Offshore) III LP

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 678,264 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 678,264 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 678,264 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.7%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Opportunity Management III LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 678,264 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 678,264 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 678,264 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.7%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP Investment Europe III, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 45,090 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 45,090 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 45,090 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Europe Management III, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 45,090 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 45,090 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 45,090 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Hercules Partners, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 60,866 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 60,866 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 60,866 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Hercules Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 60,866 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 60,866 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 60,866 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Union Street Partners, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 44,281 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 44,281 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 44,281 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Union Street Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 44,281 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 44,281 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 44,281 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Thunder Partners, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 50,713 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 50,713 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 50,713 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Thunder Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 50,713 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 50,713 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 50,713 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Kings Alley Credit Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 50,729 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 50,729 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 50,729 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Kings Alley Credit Fund Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 50,729 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 50,729 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 50,729 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Lincoln Private Credit Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 49,496 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 49,496 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 49,496 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Lincoln Private Credit Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 49,496 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 49,496 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 49,496 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo A-N Credit Fund (Delaware), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,204 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,204 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,204 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo A-N Credit Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,204 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,204 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,204 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Tower Credit Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 128,692 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 128,692 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 128,692 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Tower Credit Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 128,692 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 128,692 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 128,692 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Special Situations Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,594,625 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,594,625 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,594,625 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.7%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Special Situations Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,594,625 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,594,625 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,594,625 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.7%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,594,625 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,594,625 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,594,625 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.7%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,594,625 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,594,625 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,594,625 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.7%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,394,627 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,394,627 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,394,627 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,394,627 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,394,627 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,394,627 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,989,252 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,989,252 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,989,252 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 518613203

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,989,252 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,989,252 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,989,252 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.3%

12	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer Laureate Education, Inc.
(b)	Address of Issuer’s Principal Executive Offices 650 South Exeter Street Baltimore, MD 21202

Item 2.
(a)

Name of Person Filing
This statement is filed by: (i) AESI II, L.P. (“AESI”), (ii) Apollo European Strategic Management, L.P. (“Euro Management”), (iii) Apollo European Strategic Management GP, LLC (“Euro Management GP”), (iv) Apollo Centre Street Partnership, L.P. (“Centre Street”), (v) Apollo Centre Street Management, LLC (“Centre Street Management”), (vi) Zeus Investments, L.P. (“Zeus LP”), (vii) Apollo Zeus Strategic Advisors, L.P. (“Zeus Advisors LP”), (viii) Apollo Zeus Strategic Advisors, LLC (“Zeus Advisors GP”), (ix) APH Holdings (DC), L.P. (“APH Holdings (DC)”), (x) Apollo Principal Holdings IV GP, Ltd. (“Principal IV GP”), (xi) Apollo Credit Opportunity Trading Fund III (“Opportunity Trading Fund”), (xii) Apollo Credit Opportunity Fund III LP (“Credit Opportunity Fund”), (xiii) Apollo Credit Opportunity Fund (Offshore) III LP (“Credit Opportunity Fund (Offshore)”), (xiv) Apollo Credit Opportunity Management III LLC (“Credit Opportunity Management”), (xv) AP Investment Europe III, L.P. (“AP IE III”), (xvi) Apollo Europe Management III, LLC (“Euro Management III”), (xvii) Apollo Hercules Partners, L.P. (“Hercules LP”), (xviii) Apollo Hercules Management, LLC (“Hercules Management”), (xix) Apollo Union Street Partners, L.P. (“Union Street”), (xx) Apollo Union Street Management, LLC (“Union Street Management”), (xxi) Apollo Thunder Partners, L.P. (“Thunder Partners”), (xxii) Apollo Thunder Management, LLC (“Thunder Management”), (xxiii) Apollo Kings Alley Credit Fund, L.P. (“Kings Alley”), (xxiv) Apollo Kings Alley Credit Fund Management, LLC (“Kings Alley Management”), (xxv) Apollo Lincoln Private Credit Fund, L.P. (“Lincoln Fund”), (xxvi) Apollo Lincoln Private Credit Management, LLC (“Lincoln Management”), (xxvii) Apollo A-N Credit Fund (Delaware), L.P. (“A-N Credit”), (xxviii) Apollo A-N Credit Management, LLC (“A-N Credit Management”), (xxix) Apollo Tower Credit Fund, L.P. (“Tower Credit”), (xxx) Apollo Tower Credit Management, LLC (“Tower Credit Management”), (xxxi) Apollo Special Situations Fund, L.P. (“Special Situations”), (xxxii) Apollo Special Situations Management, L.P. (“Special Situations Management”), (xxxiii) Apollo Management, L.P. (“Apollo Management”), (xxxiv) Apollo Management GP, LLC (“Management GP”), (xxxv) Apollo Capital Management, L.P. (“Capital Management”), (xxxvi) Apollo Capital Management GP, LLC (“Capital Management GP”), (xxxvii) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxxviii) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

AESI, Centre Street, Zeus LP, Opportunity Trading Fund, AP IE III, Hercules LP, Union Street LP, Thunder Partners, Kings Alley, Lincoln Fund, A-N Credit, Tower Credit, and Special Situations each hold shares of Common Stock of the Issuer.

Euro Management serves as the investment manager of AESI. Euro Management GP serves as the general partner of Euro Management. Centre Street Management serves as the investment manager of Centre Street.

Zeus Advisors LP serves as the general partner of Zeus LP, and Zeus Advisors GP serves as the general partner of Zeus Advisors LP.  APH Holdings (DC) serves as the sole member of Zeus Advisors GP.  Principal IV GP serves as the general partner of APH Holdings (DC).

Credit Opportunity Fund and Credit Opportunity Fund (Offshore) each serve as general partners of Opportunity Trading Fund. Credit Opportunity Management serves as the investment manager of Opportunity Trading Fund.

Euro Management III serves as the investment manager of AP IE III. Hercules Management serves as the investment manager of Hercules LP. Union Street Management serves as the investment manager of Union Street LP. Thunder Management serves as the investment manager of Thunder Partners. Kings Alley Management serves as the investment manager of Kings Alley.

Lincoln Management serves as the investment manager of Lincoln Fund. A-N Credit Management serves as the investment manager for A-N Credit.  Tower Credit Management serves as the investment manager of Tower Credit. Special Situations Management serves as the investment manager of Special Situations.

Apollo Management is the sole member of Special Situations Management and Management GP is the general partner of Apollo Management.

Capital Management serves as the sole member of each of Euro Management GP, Centre Street Management, Apollo Zeus Strategic Management, LLC, Credit Opportunity Management, Euro Management GP, Euro Management III, Apollo Hercules Management, LLC, Apollo Union Street Management, LLC, Thunder Management, Kings Alley Management, Lincoln Management, A-N Credit Management and Tower Credit Management.  Capital Management GP serves as the general partner of Capital Management. Management Holdings serves as the sole member-manager of Management GP and Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)

Address of Principal Business Office or, if none, Residence
The principal office of each of AESI, Centre Street, Centre Street Management, Zeus LP, Zeus Advisors LP, Zeus Advisors GP, Opportunity Trading Fund, Credit Opportunity Fund, Credit Opportunity Fund (Offshore), AP IE III, Union Street, Thunder Partners, Kings Alley, Lincoln Fund, A-N Credit, Tower Credit, Special Situations is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal office of each of Euro Management, Euro Management GP, Credit Opportunity Management, Euro Management III, Hercules LP, Hercules Management, Union Street Management, Thunder Management, Kings Alley Management, Lincoln Management, A-N Credit Management, Tower Credit Management, Special Situations Management, Apollo Management, Management GP, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019. The principal office of each of APH Holdings (DC) and Principal IV GP is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(c)

Citizenship
AESI, Zeus LP, Zeus Advisors LP, APH Holdings (DC), AP IE III, Hercules LP, and Union Street, are each exempted limited partnerships registered in the Cayman Islands.

Euro Management, Centre Street, Credit Opportunity Fund, Credit Opportunity Fund (Offshore), Thunder Partners, Kings Alley, Lincoln Fund, A-N Credit, Tower Credit, Special Situations, Special Situations Management, Apollo Management, Capital Management and Management Holdings are each Delaware limited partnerships.

Euro Management GP, Centre Street Management, Zeus Advisors GP, Credit Opportunity Management, Euro Management III, Hercules Management, Union Street Management, Thunder Management, Kings Alley Management, Lincoln Management, A-N Credit Management, Tower Credit Management, Management GP, Capital Management GP and Management Holdings GP are each Delaware limited liability companies.

Opportunity Trading Fund is a Delaware general partnership.

Principal IV GP is an exempted company incorporated in the Cayman Islands with limited liability.

	(d)	Title of Class of Securities Class A Common Stock, $0.001 par value per share (the “Common Stock”).
	(e)	CUSIP Number 518613203

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.

	(a)	Amount beneficially owned:

		AESI	53,842
		Euro Management	53,842
		Euro Management GP	53,842
		Centre Street	149,145
		Centre Street Management	149,145
		Zeus LP	80,305
		Zeus Advisors LP	80,305
		Zeus Advisors GP	80,305
		APH Holdings (DC)	80,305
		Principal IV GP	80,305
		Opportunity Trading Fund	678,264
		Credit Opportunity Fund	678,264
		Credit Opportunity Fund (Offshore)	678,264
		Credit Opportunity Management	678,264
		AP IE III	45,090
		Euro Management III	45,090
		Hercules LP	60,866
		Hercules Management	60,866
		Union Street	44,281
		Union Street Management	44,281
		Thunder Partners	50,713
		Thunder Management	50,713
		Kings Alley	50,729
		Kings Alley Management	50,729
		Lincoln Fund	49,496
		Lincoln Management	49,496
		A-N Credit	3,204
		A-N Credit Management	3,204
		Tower Credit	128,692
		Tower Credit Management	128,692
		Special Situations	1,594,625
		Special Situations Management	1,594,625
		Apollo Management	1,594,625
		Management GP	1,594,625
		Capital Management	1,394,627
		Capital Management GP	1,394,627
		Management Holdings	2,989,252
		Management Holdings GP	2,989,252

Each of the Reporting Persons disclaims beneficial ownership of all shares of the Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  Each of the other Reporting Persons, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the directors of Principal IV GP, and the managers, as well as executive officers, of Management Holdings GP, disclaims beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

	AESI	0.0%
	Euro Management	0.0%
	Euro Management GP	0.0%
	Centre Street	0.2%
	Centre Street Management	0.2%
	Zeus LP	0.0%
	Zeus Advisors LP	0.0%
	Zeus Advisors GP	0.0%
	APH Holdings (DC)	0.0%
	Principal IV GP	0.0%
	Opportunity Trading Fund	0.7%
	Credit Opportunity Fund	0.7%
	Credit Opportunity Fund (Offshore)	0.7%
	Credit Opportunity Management	0.7%
	AP IE III	0.0%
	Euro Management III	0.0%
	Hercules LP	0.0%
	Hercules Management	0.0%
	Union Street	0.0%
	Union Street Management	0.0%
	Thunder Partners	0.0%
	Thunder Management	0.0%
	Kings Alley	0.0%
	Kings Alley Management	0.0%
	Lincoln Fund	0.0%
	Lincoln Management	0.0%
	A-N Credit	0.0%
	A-N Credit Management	0.0%
	Tower Credit	0.1%
	Tower Credit Management	0.1%
	Special Situations	1.7%
	Special Situations Management	1.7%
	Apollo Management	1.7%
	Management GP	1.7%
	Capital Management	1.5%
	Capital Management GP	1.5%
	Management Holdings	3.3%
	Management Holdings GP	3.3%

	The percentage amounts are based on 91,613,615 shares of Common Stock outstanding as of June 30, 2018, as reported in the Issuer’s Form 10-Q filed with the SEC on August 9, 2018.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons

(ii)	Shared power to vote or to direct the vote:

	AESI	53,842
	Euro Management	53,842
	Euro Management GP	53,842
	Centre Street	149,145
	Centre Street Management	149,145
	Zeus LP	80,305
	Zeus Advisors LP	80,305
	Zeus Advisors GP	80,305
	APH Holdings (DC)	80,305
	Principal IV GP	80,305
	Opportunity Trading Fund	678,264
	Credit Opportunity Fund	678,264
	Credit Opportunity Fund (Offshore)	678,264
	Credit Opportunity Management	678,264
	AP IE III	45,090
	Euro Management III	45,090
	Hercules LP	60,866
	Hercules Management	60,866
	Union Street	44,281
	Union Street Management	44,281
	Thunder Partners	50,713
	Thunder Partners Management	50,713
	Kings Alley	50,729
	Kings Alley Management	50,729
	Lincoln Fund	49,496
	Lincoln Management	49,496
	A-N Credit	3,204
	A-N Credit Management	3,204
	Tower Credit	128,692
	Tower Credit Management	128,692
	Special Situations	1,594,625
	Special Situations Management	1,594,625
	Apollo Management	1,594,625
	Management GP	1,594,625
	Capital Management	1,394,627
	Capital Management GP	1,394,627
	Management Holdings	2,989,252
	Management Holdings GP	2,989,252

(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons
(iv)	Shared power to dispose or to direct the disposition of:

	AESI	53,842
	Euro Management	53,842
	Euro Management GP	53,842
	Centre Street	149,145
	Centre Street Management	149,145
	Zeus LP	80,305

	Zeus Advisors LP	80,305
	Zeus Advisors GP	80,305
	APH Holdings (DC)	80,305
	Principal IV GP	80,305
	Opportunity Trading Fund	678,264
	Credit Opportunity Fund	678,264
	Credit Opportunity Fund (Offshore)	678,264
	Credit Opportunity Management	678,264
	AP IE III	45,090
	Euro Management III	45,090
	Hercules LP	60,866
	Hercules Management	60,866
	Union Street	44,281
	Union Street Management	44,281
	Thunder Partners	50,713
	Thunder Partners Management	50,713
	Kings Alley	50,729
	Kings Alley Management	50,729
	Lincoln Fund	49,496
	Lincoln Management	49,496
	A-N Credit	3,204
	A-N Credit Management	3,204
	Tower Credit	128,692
	Tower Credit Management	128,692
	Special Situations	1,594,625
	Special Situations Management	1,594,625
	Apollo Management	1,594,625
	Management GP	1,594,625
	Capital Management	1,394,627
	Capital Management GP	1,394,627
	Management Holdings	2,989,252
	Management Holdings GP	2,989,252

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
Not applicable.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  September 25, 2018

AESI II, L.P.

By:	AES Advisors II, L.P.
its general partner

By:	AES Advisors II GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO EUROPEAN STRATEGIC MANAGEMENT, L.P.

By:	Apollo European Strategic Management GP, LLC
its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO EUROPEAN STRATEGIC MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CENTRE STREET PARTNERSHIP, L.P.

By:	Apollo Centre Street Advisors (APO DC), L.P.
its general partner

By:	Apollo Centre Street Advisors (APO DC-GP), LLC
Its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO CENTRE STREET MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

ZEUS INVESTMENTS, L.P.

By:	Apollo Zeus Strategic Advisors, L.P.
its general partner

	By:	Apollo Zeus Strategic Advisors, LLC
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ZEUS STRATEGIC ADVISORS, L.P.

By:	Apollo Zeus Strategic Advisors, LLC
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ZEUS STRATEGIC ADVISORS, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APH HOLDINGS (DC), L.P.

By:	Apollo Principal Holdings IV GP, Ltd.
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO PRINCIPAL HOLDINGS IV GP, LTD.

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CREDIT OPPORTUNITY TRADING FUND III

By:	Apollo Credit Opportunity Fund III LP
its general partner

	By:	Apollo Credit Opportunity Advisors III (APO FC) LP
its general partner

		By:	Apollo Credit Opportunity Advisors III (APO FC–GP) LLC

			By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

By:	Apollo Credit Opportunity Fund (Offshore) III LP
its general partner

	By:	Apollo Credit Opportunity Advisors III (APO FC) LP
its general partner

		By:	Apollo Credit Opportunity Advisors III (APO FC–GP) LLC

			By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO CREDIT OPPORTUNITY FUND III LP

By:	Apollo Credit Opportunity Advisors III (APO FC) LP
its general partner

	By:	Apollo Credit Opportunity Advisors III (APO FC–GP) LLC

		By:		/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO CREDIT OPPORTUNITY FUND (OFFSHORE) III LP

By:	Apollo Credit Opportunity Advisors III (APO FC) LP
its general partner

	By:	Apollo Credit Opportunity Advisors III (APO FC–GP) LLC

		By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO CREDIT OPPORTUNITY MANAGEMENT III LLC

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

AP INVESTMENT EUROPE III, L.P.

By:	Apollo Europe Advisors III, L.P.
its investment manager

	By:	Apollo Zeus Strategic Advisors, LLC
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO EUROPE MANAGEMENT III, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO HERCULES PARTNERS, L.P.

By:	Apollo Hercules Advisors, L.P.
its general partner

	By:	Apollo Hercules Advisors GP, LLC
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO HERCULES MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO UNION STREET PARTNERS, L.P.

By:	Apollo Union Street Advisors, L.P.
its general partner

	By:	Apollo Union Street Capital Management, LLC
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO UNION STREET MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO THUNDER PARTNERS, L.P.

By:	Apollo Thunder Advisors, L.P.
its general partner

	By:	Apollo Thunder Advisors GP, Ltd.
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO THUNDER MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President and Secretary

APOLLO KINGS ALLEY CREDIT FUND, L.P.

By:	Apollo Kings Alleys Credit Advisors, L.P.
its general partner

	By:	Apollo Kings Alley Credit Capital Management, LLC
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO KINGS ALLEY CREDIT FUND MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President and Secretary

APOLLO LINCOLN PRIVATE CREDIT FUND, L.P.

By:	Apollo Lincoln Private Credit Advisors (APO DC), L.P.
its general partner

	By:	Apollo Lincoln Private Credit Advisors (APO DC-GP), LLC
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO LINCOLN PRIVATE CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO A-N CREDIT FUND (DELAWARE), L.P.

By:	Apollo A-N Credit Advisors (APO FC Delaware), L.P.
its general partner

	By:	Apollo A-N Credit Advisors (APO FC-GP), LLC
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO TOWER CREDIT FUND, L.P.

By:	Apollo Tower Credit Advisors, L.P.
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO TOWER CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President and Secretary

APOLLO SPECIAL SITUATIONS FUND, L.P.

By:	Apollo Special Situations Advisors, L.P.
its general partner

	By:	Apollo Special Situations Advisors GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO SPECIAL SITUATIONS MANAGEMENT, L.P.

By:	Apollo Special Situations Management, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President